As filed with the Securities and Exchange Commission on September 30, 2022

Registration Statement File No. 333-255406

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 (No. 333-255406)

TO

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

NOBLE CORPORATION*

(Exact Name of Registrant as Specified in Its Charter)

England and Wales	98-1644664
(State or Other Jurisdiction of Incorporation or Organization)	(IRS Employer Identification Number)

13135 Dairy Ashford, Suite 800

Sugar Land, Texas 77478

(281) 276-6100

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

William E. Turcotte

13135 Dairy Ashford, Suite 800

Sugar Land, Texas 77478

(281) 276-6100

(Name, address, including zip code, and telephone number, including area code, of agent for service)

*

On September 30, 2022, pursuant to the business combination agreement, dated November 10, 2021 (as amended), by and among Noble Corporation, an exempted company incorporated in the Cayman Islands with limited liability (“Noble Cayman”), Noble Corporation plc, a public limited company formed under the laws of England and Wales and an indirect, wholly owned subsidiary of Noble Cayman (the “Company”), Noble Newco Sub Limited, a Cayman Islands exempted company and a direct, wholly owned subsidiary of the Company (“Merger Sub”), and The Drilling Company of 1972 A/S, a Danish public limited liability company, Noble Cayman merged with and into Merger Sub (the “Merger”), with Merger Sub surviving the Merger as a wholly owned subsidiary of the Company. The Company is Noble Cayman’s successor-in-interest as a result of the Merger. Noble Cayman was incorporated in the Cayman Islands and its I.R.S. Employer Identification Number was 98-1575532.

Approximate date of commencement of proposed sale to the public: Not applicable.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.☐

EXPLANATORY NOTE

DEREGISTRATION OF SECURITIES

On September 30, 2022, pursuant to the business combination agreement, dated November 10, 2021 (as amended), by and among Noble Corporation, an exempted company incorporated in the Cayman Islands with limited liability (“Noble Cayman”), Noble Corporation plc, a public limited company formed under the laws of England and Wales and an indirect, wholly owned subsidiary of Noble Cayman (the “Company”), Noble Newco Sub Limited, a Cayman Islands exempted company and a direct, wholly owned subsidiary of the Company (“Merger Sub”), and The Drilling Company of 1972 A/S, a Danish public limited liability company, Noble Cayman merged with and into Merger Sub (the “Merger”), with Merger Sub surviving the Merger as a wholly owned subsidiary of the Company. As a result of the Merger, the Company is Noble Cayman’s successor-in-interest. In connection therewith, the Company (as Noble Cayman’s successor-in-interest) terminated all offers and sales of Noble Cayman’s securities registered pursuant to the Registration Statement (as defined below).

The Company (as Noble Cayman’s successor-in-interest) is filing this post-effective amendment (this “Post-Effective Amendment”) to deregister any and all securities registered under the Registration Statement on Form S-3 (No. 333-255406), initially filed with the U.S. Securities and Exchange Commission on April 21, 2021 on Form S-1 (as subsequently amended on Form S-3 on June 14, 2021, December 22, 2021, March 11, 2022 and April 13, 2022 and declared effective on April 22, 2022, the “Registration Statement”), that remain unsold as of the date hereof. Pursuant to the Registration Statement, the sale by certain selling shareholders named therein in one or more secondary offerings of the following securities was registered: 39,458,425 ordinary shares, par value $0.00001 per share, of Noble Cayman (“Noble Cayman Shares”), including 1,341,708 Noble Cayman Shares issuable upon the exercise of certain warrants).

The Company (as Noble Cayman’s successor-in-interest), by filing this Post-Effective Amendment, hereby terminates the effectiveness of the Registration Statement and removes from registration any and all securities registered but unsold or otherwise unissued under the Registration Statement as of the date hereof. This filing is made in accordance with an undertaking made by the Company (as Noble Cayman’s successor-in-interest) in Part II of the Registration Statement to remove from registration by means of a post-effective amendment any securities that had been registered for issuance but remain unsold at the termination of the offering.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Sugar Land, State of Texas, on September 30, 2022.

Noble Corporation plc (as successor-in-interest to Noble Corporation)

By:	/s/ William E. Turcotte
Name:	William E. Turcotte
Title:	Senior Vice President, General Counsel and Corporate Secretary

Note: No other person is required to sign this Post-Effective Amendment in reliance upon Rule 478 under the Securities Act of 1933.

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